EXHIBIT 8

                              SEWARD & KISSEL LLP
                             ONE BATTERY PARK PLAZA
                            NEW YORK, NEW YORK 10004

                           TELEPHONE: (212) 574-1200
                           FACSIMILE: (212) 480-8421
                                 www.sewkis.com



                                                  [                  , 2006]



Ultrapetrol (Bahamas) Limited
Attention: Felipe Menendez R.
Ocean Centre, Montagu Foreshore
East Bay St.
Nassau, Bahamas
P.O. Box SS-19084


Ladies and Gentlemen:

          Re: Ultrapetrol (Bahamas) Limited

Ladies and Gentlemen:

     You have requested our opinion regarding certain United States federal income tax matters relating to Ultrapetrol (Bahamas) Limited (the "Company") and the holders of shares of common stock of the Company.

     In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and amendments to such Registration Statement filed by the Company on Form F-l (File No. 333- ) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, through the date hereof (the "Registration Statement"). We also have obtained such additional information, as we have deemed relevant and necessary from representatives of the Company.

     Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

     Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the caption "Tax Considerations" therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United
States federal income tax matters are those opinions attributed to Seward & Kissel LLP expressed in the Registration Statement under the caption "Tax Considerations." It is our further opinion that the tax discussion set forth under the caption "Tax Considerations - U.S. Federal Income Tax Considerations" in the Registration Statement accurately states our views as to the tax matters discussed therein.

     Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

     We hereby  consent  to the  filing of this  opinion  as an  exhibit  to the
Registration Statement and to all references to our firm included in or made part of the Registration Statement and to each reference to us and the discussions of advice provided by us under the headings "Tax Considerations--U.S. Federal Income Tax Considerations" and "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.